November 2, 2015

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Helpful Alliance Company

Gentlemen:

We have read the disclosure made by our former client, Helpful Alliance Company, a Florida corporation (the “Company”), under the section entitled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” contained in Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No: 333-205358) (the “Registration Statement”) and are in agreement with the statements contained therein as they pertain to our firm.

We have no basis to agree or disagree with any other statements made by the Company in the Registration Statement.

/s/ Green & Company, CPAs

Green & Company, CPAs
Temple Terrace, FL